Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Wendell York, VP – IR, Corporate Development & Treasury

1001 Louisiana St., Suite 2900

Houston, TX 77002

Investor Relations, ir@superiorenegy.com, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES

SECOND QUARTER 2021 RESULTS AND CONFERENCE CALL

Houston, November 5, 2021 – Superior Energy Services, Inc. (the “Company”) filed its Form 10-Q for the period ending June 30, 2021 on October 29, 2021. In accordance with the Company’s Shareholders Agreement, it will host a conference call with shareholders on Tuesday, November 9, 2021.

The Company’s second quarter highlights the emerged Superior’s pristine balance sheet, with no debt and a growing balance of cash, cash equivalents, and restricted cash of $285.9 million. Moreover, the focus and discipline to direct our considerable resources toward emerging growth opportunities are beginning to meet increased expectations for returns while enhancing the Company’s strong market positions in its most desirable product lines, premium downhole tubulars and bottom hole drilling assemblies, where demand has strengthened materially in response to higher oil and natural gas commodity prices. Mike McGovern, Executive Chairman of the Board and Principal Executive Officer, commented, “We’ve emerged from bankruptcy with a clean balance sheet into a market with significant growth opportunities in our core businesses. I’d like to thank our employees, the Board/shareholders, our customers and suppliers for their support and enabling the Company to be very well positioned for future.”

Second Quarter 2021 Results

The Company emerged from bankruptcy on February 2, 2021. For clarity of comparison reporting, both predecessor (January 1, 2021 – February 2, 2021) and successor (February 3, 2021 – March 31, 2021) periods are combined throughout when referring to first quarter of 2021 results which is a non-GAAP financial measure. For a reconciliation of this non-GAAP measure to GAAP results for the predecessor and successor periods, refer to the consolidated Statements of Operations included on page 5.

The Company reported a loss from operations for the second quarter of 2021 of $36.5 million on revenue of $165.9 million. This compares to a loss from operations of $33.4 million for the first quarter of 2021 on revenues of $151.8 million. In the second quarter of 2020, the company reported a loss from operations of $26.1 million on revenues of $151.6 million.

Adjusted EBITDA (a non-GAAP measure) of $30.0 million for the quarter was up compared to $24.6 million in first quarter 2021 and $2.6 million for second quarter 2020. Refer to page 9 for a Reconciliation of Adjusted EBITDA to GAAP results.

The valuation process under fresh start accounting caused certain fully depreciated assets to be assigned an estimated fair value of $282.1 million and remaining useful life of less than 36 months. First and second quarter 2021 depreciation was $48.4 million and $59.0 million respectively. Depreciation expense for the remainder of 2021 is expected to be approximately $104.6 million, and $75.1 million and $46.5 million for the years ended December 31, 2022 and 2023, respectively.

Second Quarter 2021 Geographic Breakdown

U.S. land revenue was $27.6 million in the second quarter of 2021, an increase of 28% compared with revenue of $21.5 million in the first quarter of 2021. U.S. offshore revenue was $53.5 million in the second quarter of 2021, a decrease of 3% compared with revenue of $55.4 million in the first quarter of 2021. International revenue of $84.9 million increased by 14%, as compared to revenue of $74.8 million in the first quarter of 2021.

Segment Reporting

In connection with our Transformation Project, which is discussed further below, and our ongoing disposition activities, during the second quarter of 2021, our reportable segments were changed to Rentals (inclusive of our Workstrings, Stabil Drill and HB Rentals brands), Well Services (inclusive of our Wild Well Control, ISS and Completions brands) and Corporate and other. The products and service offerings of Rentals are comprised of value-added engineering services and premium downhole tubular rentals, design engineering, manufacturing and rental of bottom hole assemblies and rentals of accommodation units. The products and service offerings of Well Services are comprised of risk management, well control and training solutions, hydraulic workover and snubbing services and, engineering and manufacturing of premium sand control tools, as well as a host of other service offerings, including coiled tubing, cased hole and mechanical wireline and production testing and optimization, focused on offshore and international markets

The Rentals segment revenue in the second quarter of 2021 was $67.2 million, an 11% increase from first quarter 2021 revenue of $60.8 million. The Well Services segment revenue in the second quarter of 2021 was $98.7 million, an 8% increase from the first quarter 2021 revenue of $91.0 million.

Discontinued Operations

On July 9, 2021, we entered into a Securities Purchase and Sale Agreement (the “Purchase Agreement”) with SES Holdings, LLC (the “Parent”), Select Energy Services, Inc. (“Select”) (solely to the extent stated therein), and Complete Energy Services, Inc. (“Complete”). Pursuant to the Purchase Agreement, Select acquired certain of our onshore oilfield services operations in the United States through the acquisition of 100% of the equity interests of Complete, for a purchase price of approximately $14.0 million in cash and the issuance of 3.6 million shares of Class A common stock, $0.01 par value, of Select, subject to customary post-closing adjustments. The sale included certain flowback and pressure testing assets of SPN Well Services (“SPW”) as well.

On November 1, 2021, the Company completed an agreement with Axis Energy Services to sell the remaining assets of SPW. In exchange for these assets the company received proceeds of $8.5 million of cash. Additionally, the Company retained working capital of the business attributable to pre-closing periods in the amount of approximately $6.8 million.

The financial results of the Complete and SPW operations have historically been included in our Onshore Completion and Workover Services segment. Discontinuing the operations of Complete and SPW is aligned with our overall strategic objective to divest assets and service lines that do not compete for investment in the current market environment. During the second quarter of 2021, we recognized a reduction in value of assets related to Complete of approximately $12.4 million.

The Company reported a net loss from discontinued operations for the second quarter of 2021 of $25.0 million on revenue of $45.1 million.

Related to the sale of non-core assets, exclusive of Complete and SPW transactions noted above, the Company has received approximately $50.3 million in cash proceeds through November 3, 2021. In addition, we received $14 million from the sale of Complete and $8.5 million from the sale of SPW detailed above. Total proceeds received from the sale of non-core assets through November 1, 2021 are $72.8 million.

Transformation Project

The Company embarked on a transformation project that has reconfigured the operations and organization of the Company with the guiding objective to maximize margin growth and shareholder value. The transformation project has three sequential phases:

•	Business Unit Review – focused on the product optimization and margin enhancement for the Company’s core product lines and business units, and the exit of those that are non-core;

•	Geographic Focus – improve capital efficiency by focusing on low-risk, high reward geographies to maximize returns and the reduction of our footprint; and

•	Right Size Support – consolidate and right size the Company’s operational footprint and administrative support to align the Company’s size with current and forecasted demand.

Management expects the evaluation and implementation of the Business Unit Reviews to be completed by the end of November 2021, resulting in lower revenue with increased margins. The Right Sizing Support and Geographic Focus components of the transformation project are in the early stages and should be completed over the next several months.

As discussed above, the Company’s decision to exit businesses was based on the ease of entry, anticipated compressed margins, and future capital requirements. As a result of the transformation project, the Company is expected to have lower revenue, but expects improved operating margins and an overall increase in EBITDA in 2022.

Liquidity

As of November 3, 2021, the Company had cash, cash equivalents, and restricted cash of approximately $366.6 million and availability remaining under our ABL Credit Facility of approximately $84 million, assuming continued compliance with the covenants under our ABL Credit Facility.

As of November 3, 2021, the Company continued to own 3.6 million shares of Select Energy Services Class A common stock (NYSE: WTTR).

Conference Call Information

The Company will host a conference call on Tuesday, November 9th, 2021 at 10:00 a.m. Eastern Time. To listen to the call via a live webcast, please visit Superior’s website at ir.superiorenergy.com and use access code 6478902. You may also listen to the call by dialing in at 1-877-800-3682 in the United States and Canada or 1-615-622-8047 for International calls and using access code 6478902. The call will be available for replay until November 30th, 2021 on Superior’s website at ir.superiorenergy.com. If you are a shareholder and would like to submit a question, please email your question beforehand to Wendell York at ir@superiorenergy.com.

About Superior Energy Services

Superior Energy Services serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit: www.superiorenergy.com.

Forward-Looking Statements

This press release contains, and future oral or written statements or press releases by the Company and its management may contain, certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact regarding the Company’s financial position, financial performance, liquidity, strategic alternatives, market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company’s management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties that could cause the Company’s actual results to differ materially from such statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements.

While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s Form 10-K for the year ended December 31, 2020 and Forms 10-Q filed on September 30, 2021 and October 29, 2021 and those set forth from time to time in the Company’s other periodic filings with the Securities and Exchange Commission, which are available at www.superiorenergy.com. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended					Six months ended
	June 30,		March 31,			June 30,
	2021	2020	Predecessor(1)	Successor(1)	Combined	2021	2020
Revenues	$165,892	$151,582	$45,928	$105,843	$151,771	$317,663	$385,821
Cost of revenues	103,579	93,426	29,773	67,868	97,641	201,220	230,939
Depreciation, depletion, amortization and accretion	59,018	28,708	8,358	40,030	48,388	107,406	60,889
General and administrative expenses	32,308	55,528	11,052	18,438	29,490	61,798	114,804
Restructuring and other expenses	7,438	—	1,270	8,383	9,653	17,091	—
Reduction in value of assets	—	—	—	—	—	—	16,522

Loss from operations	(36,451)	(26,080)	(4,525)	(28,876)	(33,401)	(69,852)	(37,333)
Other income
Interest income (expense), net	535	(24,757)	202	212	414	949	(49,898)
Reorganization items, net	—	—	335,560	—	335,560	335,560	—
Other income (expense)	2,570	821	(2,105)	(2,845)	(4,950)	(2,380)	(3,411)

Income (loss) from continuing operations before income taxes	(33,346)	(50,016)	329,132	(31,509)	297,623	264,277	(90,642)
Income taxes benefit	1,747	4,324	(60,003)	4,285	(55,718)	(53,971)	14,160

Net income (loss) from continuing operations	(31,599)	(45,692)	269,129	(27,224)	241,905	210,306	(76,482)
Loss from discontinued operations, net of tax	(19,400)	(19,414)	(352)	(9,406)	(9,758)	(29,158)	(68,088)

Net income (loss)	$(50,999)	$(65,106)	$268,777	$(36,630)	$232,147	$181,148	$(144,570)

(1)

Predecessor refers to periods prior to our emergence from bankruptcy on February 2, 2021. Successor refers to periods subsequent to emergence. For further information regarding the breakdown of results, see our Quarterly Report on Form 10-Q for the three months ended March 31, 2021.

No earnings per share information is presented due to the change in reporting entity as a result of our emergence from bankruptcy in the first quarter of 2021.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$205,748	$188,006
Accounts receivable, net	171,480	158,516
Income taxes receivable	—	8,891
Prepaid expenses	34,540	31,793
Inventory and other current assets	93,826	86,198
Assets held for sale	170,194	242,104

Total current assets	675,788	715,508
Property, plant and equipment, net	455,079	408,107
Operating lease right-of-use assets	30,755	33,317
Goodwill	—	138,677
Notes receivable	74,370	72,129
Restricted cash	80,159	80,179
Intangible and other long-term assets, net	24,436	53,162

Total assets	$1,340,587	$1,501,079

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$60,735	$50,330
Accrued expenses	115,069	114,777
Income taxes payable	4,829	—
Liabilities held for sale	35,730	46,376

Total current liabilities	216,363	211,483
Decommissioning liabilities	171,744	134,436
Operating lease liabilities	21,353	29,464
Deferred income taxes	43,227	5,288
Other long-term liabilities	72,758	123,261
Liabilities subject to compromise	—	1,335,794

Total liabilities	525,445	1,839,726
Total stockholders’ equity (deficit)	815,142	(338,647)

Total liabilities and stockholders’ equity (deficit)	$1,340,587	$1,501,079

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six months ended
	June 30,
	2021(1)	2020
Cash flows from operating activities
Net income (loss)	$181,148	$(144,570)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion, amortization and accretion	140,902	78,141
Reduction in value of assets	9,776	65,883
Reorganization items, net	(354,279)	—
Other non-cash items	33,362	14,614
Changes in operating assets and liabilities	6,977	(14,641)

Net cash from operating activities	17,886	(573)
Cash flows from investing activities
Payments for capital expenditures	(14,030)	(30,518)
Proceeds from sales of assets	16,975	39,445

Net cash from investing activities	2,945	8,927
Cash flows from financing activities
Other	(3,419)	(208)

Net cash from financing activities	(3,419)	(208)
Effect of exchange rate changes on cash	311	(2,351)

Net change in cash, cash equivalents and restricted cash	17,723	5,795
Cash, cash equivalents and restricted cash at beginning of period	268,184	275,388

Cash, cash equivalents and restricted cash at end of period	$285,907	$281,183

(1)

Combines results from Predecessor periods prior to our emergence from bankruptcy on February 2, 2021 and Successor periods subsequent to emergence. For further information regarding the breakdown of results, see our Quarterly Report on Form 10-Q for the six months ended June 30, 2021.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

REVENUE BY GEOGRAPHIC REGION BY SEGMENT

(in thousands, except per share data)

(unaudited)

	Three months ended
	June 30,		March 31,
	2021	2020	2021(1)
U.S. land
Rentals	$20,789	$—	$16,026
Well Services	6,781	—	5,505
Drilling Products and Services	—	19,538	—
Production Services	—	6	—
Technical Solutions	—	3,166	—

Total U.S. land	27,570	22,710	21,531

U.S. offshore
Rentals	26,890	—	28,599
Well Services	26,574	—	26,792
Drilling Products and Services	—	28,587	—
Production Services	—	6,363	—
Technical Solutions	—	23,611	—

Total U.S. offshore	53,464	58,561	55,391

International
Rentals	19,558	—	16,162
Well Services	65,300	—	58,687
Drilling Products and Services	—	19,225	—
Production Services	—	37,033	—
Technical Solutions	—	14,053	—

Total International	84,858	70,311	74,849

Total Revenues	$165,892	$151,582	$151,771

(1)

Combines results from Predecessor periods prior to our emergence from bankruptcy on February 2, 2021 and Successor periods subsequent to emergence. For further information regarding the breakdown of results, see our Quarterly Report on Form 10-Q for the three months ended March 31, 2021.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three months ended
	June 30,		March 31,
	2021	2020	2021(1)
Net income (loss) from continuing operations	$(31,599)	$(45,692)	$241,905
Depreciation, depletion, amortization and accretion	59,018	28,708	48,388
Interest (income) expense, net	(535)	24,757	(414)
Income taxes	(1,747)	(4,324)	55,718
Reorganization items, net	—	—	(335,560)
Restructuring and other expenses	7,438	—	9,653
Other (income) expense	(2,570)	(821)	4,950

Adjusted EBITDA	$30,005	$2,628	$24,640

We define EBITDA as income (loss) from continuing operations adjusted for the impact of depreciation, depletion, amortization and accretion, interest and income taxes. Additionally, our definition of Adjusted EBITDA adjusts for the impact of reorganization items and restructuring and other expenses and other income/expense.

(1)

Combines results from Predecessor periods prior to our emergence from bankruptcy on February 2, 2021 and Successor periods subsequent to emergence. For further information regarding the breakdown of results, see our Quarterly Report on Form 10-Q for the three months ended March 31, 2021.